Exhibit 99.1

AMERICAN LORAIN CORPORATION ANNOUNCES RECEIPT OF “GOING PRIVATE” PROPOSAL

JUNAN COUNTY, China, Oct. 15, 2012 /PRNewswire-Asia-FirstCall/ -- American Lorain Corporation (NYSE Amex: ALN) (the "Company"), an international processed snack foods, convenience foods, and frozen foods company based in the Shandong Province, China, today announced that its Board of Directors has received a preliminary, non-binding proposal letter dated October 9, 2012 from Mr. Si Chen, Chairman, CEO and President of the Company, to acquire all of the outstanding ordinary shares of the Company not currently owned by Mr. Chen at a proposed price of $1.6 per ordinary share, in cash, subject to certain conditions. Mr. Chen currently beneficially owns, in the aggregate, approximately 46.5% of the Company’s outstanding ordinary shares.

According to the proposal letter, Mr. Chen will form an acquisition vehicle for the purpose of pursuing the acquisition and the acquisition is intended to be financed by a combination of debt and equity capital. A copy of the proposal letter is attached hereto as Exhibit A.

The Company's board of directors has formed an independent committee (the “Independent Committee”), composed of Mr. Dekai Yin, Mr. Tad M. Ballantyne and Mr. Maoquan Wei, and elected Mr. Yin as its chairman, to consider the proposal. The Independent Committee has the authority to retain independent legal and financial advisors to assist it. There can be no assurance that any definitive offer will be made, that any agreement will be executed or that a transaction with Mr. Chen or any other transaction will be approved or consummated.

The Independent Committee has appointed Sidley Austin LLP as its legal counsel.

About American Lorain Corporation

American Lorain Corporation products include chestnut products, convenience food products and frozen food products. The Company currently sells over 240 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its five direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at http://www.americanlorain.com.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Potential risks and uncertainties include, but are not limited to, those relating to whether any definitive offer will be made, whether any agreement will be executed or whether this or any other transaction will be approved or consummated. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. We caution you therefore against relying on any of these forward-looking statements. Factors that could cause actual results to differ materially from such statements, as well as additional risk factors, are detailed in the Company's most recent filings with the Securities and Exchange Commission. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking information contained in this press release or with respect to the announcements described herein, except as may be required by law.

Investor Relations Contact:

At the Company:
American Lorain Corporation
Mr. David She, CFO
+86-10 8411 3393
david.she@americanlorain.com
Web: http://www.americanlorain.com

Exhibit A

Private and Confidential

PROPOSAL LETTER

October 9, 2012

The Board of Directors
American Lorain Corporation
Beihuan Zhong Road, Junan County
Shandong, China 276600

Dear Sirs,

I, Chen Si, am pleased to submit this preliminary non-binding proposal to acquire all of the common stock of American Lorain Corporation (the “Company”) that are not currently owned by me in a going private transaction (the “Acquisition”).

I believe that my proposal provides a very attractive opportunity to the Company’s shareholders. My proposal represents a premium of 39.1% to the Company’s closing price on October 8, 2012.

1.	Purchase Price.

The consideration payable for each share of the common stock of the Company (other than those common stock held by me and my affiliates) will be $1.6 in cash.

2.	Financing.

I intend to finance the Acquisition with a combination of debt and equity capital.

I have held preliminary discussions with a Chinese bank which is experienced in financing going-private transactions and expect to receive a letter of intent from them in due course. I expect commitments for the debt financing, subject to the terms and conditions set forth therein, to be in place when the Definitive Agreements (to be defined below) are executed. I have also had preliminary discussions with potential sources of equity financing, and may make agreements with them relating to possible investments in the Acquisition.

3.	Due Diligence.

Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company. I would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing under a customary form of confidentiality agreement.

4.	Definitive Agreements.

I am prepared to promptly negotiate and finalize definitive agreements (the “Definitive Agreements”) providing for the Acquisition and related transactions. These documents will provide for representations, warranties, covenants and conditions which are typical, customary and appropriate for transactions of this type.

5.	Process.

I believe that the Acquisition will provide superior value to the Company’s shareholders. I recognize that the Company’s board of directors will evaluate the Acquisition independently before it can make its determination to endorse it. Given my involvement in the Acquisition, I appreciate that the independent members of the board of directors will proceed to consider the proposed Acquisition and I will recuse myself from participating in any board deliberations and decisions related to the Acquisition.

6.	Confidentiality..

I intend promptly file an amendment to my Schedule 13D to disclose this letter. However, I am sure you will agree that it is in all of our interests to ensure that we proceed in a strictly confidential matter, unless otherwise required by law, until we have executed the Definitive Agreements or terminated our discussions.

7.	Advisors.

I have retained HFG China as my financial advisor and Squire Sanders (US) LLP as my legal counsel in connection with this proposal and the Acquisition.

8.	No Binding Commitment.

This letter constitutes only a preliminary indication of my interest and does not constitute any binding commitment with respect to the Acquisition or any other transactions. A binding commitment will result only from the execution of the Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, I would like to express my commitment to working together to bring this Acquisition to a successful and timely conclusion. Should you have any questions regarding this proposal, please do not hesitate to contact me. I look forward to hearing from you.

* * * *

By:/s/ Chen Si _________________________
Name: Chen Si